Exhibit 5.1

October 17, 2013

GlobalOptions Group, Inc.

Two High Ridge Park

Stamford, CT 06905

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as U.S. securities counsel for GlobalOptions Group, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the resale of an aggregate of 8,856,463 shares of the common stock, par value $.001 per share, of the Company (the “Shares”) by the Selling Stockholders named therein.

In connection with this opinion, we have reviewed (i) the Company’s Certificate of Incorporation, as amended and Bylaws, as amended; (ii) the Subscription, Purchase and Investment Agreements between the Company and certain of the Selling Stockholders, dated September 18, 2013 (collectively, the “Subscription Agreements”); (iii) the form of warrants issued September 18, 2013 to certain Selling Stockholders, (collectively, the “Warrants”), (iv) the form of Restricted Stock Agreement dated as of September 18, 2013 between the Company and IP Navigation Group, LLC (the “Restricted Stock Agreement”) and (v) certain records of the Company’s corporate proceedings as reflected in its minute books. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company and certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for the purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies and the receipt of consideration for the Shares as provided in the Subscription Agreements, the Warrants, or otherwise as approved by the Board of Directors of the Company, which facts we have not independently verified.

Based upon the foregoing, it is our opinion that:

a)	the Shares, other than Shares to be issued upon the exercise of Warrants or vesting under the Restricted Stock Agreement, have been duly and validly authorized and issued and are fully paid and nonassessable; and

b)	the Shares to be issued upon the exercise of Warrants and vesting under the Restricted Stock Agreement, have been duly and validly authorized, and upon exercise of the Warrants or vesting under the Restricted Stock Agreement, each as provided therein, such Shares will be validly issued, fully paid and nonassessable.

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A limited liability partnership including professional corporations

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations with respect thereto.

We hereby consent to the filing of this opinion letter with the Commission, as Exhibit 5.1 to the Registration Statement, in accordance with the requirements of Item 601(b)(5) of Regulation S-K, and to the reference to our firm in the Registration Statement and in the Prospectus and any Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP